Filed Pursuant to Rule 433
Registration Statement Nos. 333-279209 and 333-279209-01
Pricing Term Sheet
COUSINS PROPERTIES LP, AS ISSUER
COUSINS PROPERTIES INCORPORATED, AS GUARANTOR
Pricing Term Sheet
$500,000,000 5.875% Senior Notes due October 1, 2034

Issuer:	Cousins Properties LP
Guarantor:	Cousins Properties Incorporated
Security Type:	Senior Unsecured Notes
Principal Amount:	$500,000,000
Maturity:	October 1, 2034
Coupon:	5.875%
Public Offering Price:	99.708% of the principal amount
Yield to maturity:	5.912%
Spread to Benchmark Treasury:	T+205 bps
Benchmark Treasury:	3.875% due August 15, 2034
Benchmark Treasury Price and Yield:	100-03+ / 3.862%
Interest Payment Dates:	April 1 and October 1, commencing April 1, 2025
Redemption Provisions:
Make-whole call	Prior to July 1, 2034 at a discount rate of Treasury plus 35 basis points
Par Call:	On or after July 1, 2034 (three months prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date

Trade Date:	August 13, 2024

Settlement:	T+3; August 16, 2024 Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the closing date of this offering will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
CUSIP:	222795 AA4
ISIN:	US222795AA49
Ratings (Moody’s/S&P)*:	Baa2 (stable) / BBB (negative)
Minimum denomination	$2,000 and integral multiples of $1,000 in excess thereof.
Joint Book-Running Managers:	J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
BofA Securities, Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (collect) (212) 834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or PNC Capital Markets LLC toll-free at 1-855-881-0697 or by email pnccmprospectus@pnc.com.